UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2010

HD SUPPLY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-159809	75-2007383
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

(770) 852-9000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) and (d) Resignation of David Novak and Appointment of Nathan K. Sleeper. Effective April 14, 2010, David A. Novak, an appointee of Clayton, Dubilier & Rice, Inc. (“CD&R”) resigned from our board of directors. At the time of his resignation, Mr. Novak was a member of our compensation committee. Pursuant to a stockholders agreement between HDS Investment Holding, Inc., our parent company, its equity sponsors and their affiliates and other stockholders of HDS Investment Holding, Inc., CD&R (through an affiliate) is entitled to appoint three directors onto our board of directors. CD&R appointed Nathan K. Sleeper to fill the vacancy.

Mr. Sleeper, age 36, is a partner of CD&R and has significant financial and investment experience from his involvement in its investment in numerous portfolio companies and has played active roles in overseeing those businesses. Prior to joining CD&R in 2000, he worked in the investment banking division of Goldman, Sachs & Co. and at investment firm Tiger Management Corp. Since 2009, Mr. Sleeper has served as a director of NCI Building Systems Inc., where he is on the compensation committee, nominating and corporate governance committee and executive committee. Mr. Sleeper has also served as a director of Hertz Global Holdings, Inc. and The Hertz Corporation since December 2005, as a director of Culligan Ltd. since October 2004 and as a director of U.S. Foodservice, Inc. since July 2007. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

(b) Departure of Mark Jamieson as our Senior Vice President and Chief Financial Officer. Mark Jamieson will leave HD Supply, Inc., effective on April 14, 2010. The Company expects to enter into a separation agreement with Mr. Jamieson in connection with his departure from the Company and will file an amendment to this Current Report on Form 8-K describing the material terms of the arrangement. As described below, Mr. Jamieson will be replaced with Ronald Domanico.

(c) Hiring of Ronald Domanico. On April 14, 2010, we entered into a letter of employment with Ronald Domanico, pursuant to which he will serve as our senior vice president and chief financial officer, effective April 19, 2010. Mr. Domanico will report directly to our chief executive officer.

Prior to joining HD Supply, Mr. Domanico, age 50, served as vice president and chief financial officer of Caraustar Industries, Inc. (“Caraustar”), a leading manufacturer of recycled paperboard and converter of paperboard products from October 2002 to December 2009. Prior to joining Caraustar, he was executive vice president and chief financial officer at AHL Services, Inc. From 1981 to 2000, Mr. Domanico worked for Kraft Foods, Inc. (“Kraft”) and Nabisco in a succession of progressively more senior roles in financial management, operations, planning and business development. His last 11 years at Kraft and Nabisco, including seven years living abroad, were in CFO positions and, when he left the company, he was senior vice president and CFO for Nabisco International and CEO for Nabisco Asia.

Caraustar and certain of its direct and indirect subsidiaries filed voluntary petitions on May 31, 2009 in the United States Bankruptcy Court for the Northern District of Georgia seeking relief under the provisions of chapter 11 of title 11 of the United States Bankruptcy Code. Caraustar’s plan of reorganization was confirmed by the Bankruptcy Court in early August 2009, and the company successfully emerged on August 20, 2009.

Pursuant to the employment letter, we agreed to provide Mr. Domanico with the following compensation and benefits:

•	Mr. Domanico will be paid an annual base salary of $525,000, subject to annual review.

•	Mr. Domanico will also participate in our Management Incentive Program, which provides a target incentive of 75% of base salary based upon achieving established goals.

•

Mr. Domanico will be paid a signing bonus equal to $300,000 within 30 days after the effective date of his employment. The net after tax proceeds of Mr. Domanico’s signing bonus will be used to purchase shares of our common stock at $4.15 per share. In the event Mr. Domanico voluntarily terminates his employment prior to April 19, 2012, we may, in our discretion, require him to repay a pro rated portion of his signing bonus.

•

Mr. Domanico will also be eligible to participate in our Management Equity Plan and will receive options to purchase 800,000 shares of our common stock, subject to approval by our Board of Directors. The options will vest in accordance with the terms of our Management Equity Plan. Of the total options, 480,000 will have a strike price of $10.00 and 320,000 will have a strike price of $4.15.

•

Mr. Domanico will also be entitled to participate in our Supplemental Executive Benefits Program, including immediate eligibility to participate in the Executive Vehicle Program, on the same terms and conditions as similarly situated executive officers. Mr. Domanico will receive four weeks of paid vacation in each of the first four years of his employment with HD Supply, and be provided the opportunity to participate in our standard group benefit programs.

In the event Mr. Domanico’s employment is terminated by us without cause, Mr. Domanico will be entitled to an amount equal to 24 months of base salary continuation, provided that he executes a general release of employment liability claims.

Mr. Domanico is also subject to customary non-competition and non-solicitation covenants during his employment, and for two years following his termination in the case of the noncompetition covenants, and for three years following his termination in the case of the non-solicitation covenants. Mr. Domanico is also subject to customary confidentiality covenants.

The Company has issued a press release announcing Mr. Domanico’s employment, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit 99.1	Press Release “HD Supply, Inc. Appoints New Senior Vice President and CFO,” dated April 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HD Supply, Inc.

By:	/s/ Evan Levitt
Name:	Evan Levitt
Title:	Controller

Date: April 16, 2010

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